EXHIBIT 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
John W. Brown Elected to Gen-Probe Board of Directors
SAN DIEGO, CA, December 22, 2005 — Gen-Probe (NASDAQ: GPRO) announced today that John W. Brown, 71, chairman of the board of Stryker Corporation, a worldwide leader in orthopedic medical devices, has been elected to its board of directors. Gen-Probe’s Board now has nine members, including eight who are not Gen-Probe employees.
“John Brown’s exceptional track record of growth at Stryker has made him one of the most successful and respected leaders in the medical technology industry,” said Hank Nordhoff, Gen-Probe’s chairman, president and chief executive officer. “We are delighted that he has agreed to join an already outstanding Gen-Probe board.”
Mr. Brown has served as chairman of the board of Stryker since 1981. He was president and chief executive officer of the company from 1977 to 2003, and chief executive officer from 2003 to 2004. He is also a director of St. Jude Medical, Inc., the Advanced Medical Technology Association, and the American Business Conference, an association of mid-size growth companies.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe markets a broad portfolio of products that use the Company’s patented technologies to detect infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. The Company also developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. In addition, Gen-Probe’s TIGRIS instrument is the only fully automated, high-throughput NAT system for diagnostics and blood screening. Gen-Probe has more than 20 years of NAT expertise, and its products are used daily in clinical laboratories and blood collection centers worldwide. The Company received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.

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Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning management’s objectives and future growth are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to: (i) the risk that Gen-Probe may not be able to retain its key employees and directors. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including our Report on Form 10-K for the fiscal year ended December 31, 2004 and all our periodic filings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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